                                                                   EXHIBIT 4.2

                             STOCKHOLDERS AGREEMENT
                             ----------------------

     This AGREEMENT, dated as of August 6, 2002 (this "Agreement"), by and among
Progressive Software Holding,  Inc., a Delaware corporation (the "Corporation"),
Massachusetts  Mutual Life Insurance Company,  MassMutual  Corporate  Investors,
Mass Mutual  Participation  Investors,  and MassMutual  Corporate Value Partners
Limited, (collectively, "MassMutual"), ARK CLO 2000-1, Limited, a Cayman Islands
exempted   company,   ("ARK"),   and  William   Beebe  and   Christopher   Sebes
(collectively, the "Management Parties").

     MassMutual  and ARK and any  person who  becomes a party to this  Agreement
pursuant  to  Section   2.1(a)  hereof  are  referred  to   individually   as  a
"Stockholder" and collectively as the "Stockholders."

                                    Recitals
                                    --------

     The Stockholders  are currently  owners of approximately  80% of the issued and  outstanding  capital stock of the Corporation as set forth on Exhibit A and the Management  Parties are currently  members of management of the Corporation.
The Stockholders, the Management Parties and the Corporation desire to set forth the terms and  conditions  with  respect  to voting of the  Corporation's  stock currently owned and hereafter acquired by the Stockholders (the "Securities").

     NOW, THEREFORE, the parties hereby agree as follows:

         1.       Corporate Governance.
                  --------------------

     1.1 Management Representatives.  There shall be up to three representatives of management (the "Management  Representatives"),  who shall not be entitled to vote at any meeting,  or  participate  in any written  consent or other official action,  of the Board but who shall be  entitled  to attend all  meetings of the
Board and receive all materials  distributed to members of the Board.  Initially and  until  such  time  as  they  resign  from  such  position,  the  Management
Representatives   shall  be  the  Management  Parties  and  a  third  Management
Representative  to be  appointed  by  the  Management  Parties.  The  Management
Representatives,  by majority vote or written consent, shall have the right, but
not  the   obligation,   to  designate  the   replacement   for  any  Management
Representative upon his or her resignation, incapacity or death.

     1.2 Board of Directors.  Each of the Stockholders  agrees to cast all votes to which such party is entitled in respect of such Stockholder's  Securities and other  shares of  capital  stock of the  Corporation,  whether  at any annual or special  meeting,  by  written  consent  or  otherwise,  to  elect  the  members
("members") of the Corporation's board of directors (the "Board") as follows:

          (a) Management Director.  Unless a Triggering Event (as defined in the
     Corporation's  Certificate  of  Incorporation)  shall  have  occurred,  the
     Management  Representatives,  by majority vote or written consent, shall be entitled  to  designate  one member to the Board (such  director  being the
     "Management  Director").  The Management  Director may only be removed with the vote or written consent of a majority of the Management Representatives and  such  Management  Representatives  shall be  entitled  to  remove  the
     Management   Director  at  their  sole  discretion.   Only  the  Management
     Representatives  shall have the right, by majority vote or written consent, to designate the  replacement  for any Management  Director upon his or her removal,  resignation,  incapacity or death. Notwithstanding the foregoing, effective on and after the Triggering Date (as defined in the Corporation's
     Certificate of Incorporation), automatically, and without any action on the part of the  Corporation or any other person or entity,  (i) the Management
     Director shall  immediately  cease to be a member of the Board and (ii) the
     Management  Representatives  shall  have no further  rights to appoint  any
     Management Directors.

          (b) Series B Director or Directors. On the date hereof and for so long as ARK and any Person to whom ARK shall sell, assign, transfer or otherwise convey  its  Series B Common  Stock  (the  "Series  B  Holders")  shall own securities of the Corporation possessing 5% or more of the voting power for the  election of directors  of the  Corporation  or the right to receive on liquidation  of  the  Corporation  at  least  5% in  value  of  the  assets distributed to holders of the Corporation's  Common Stock, Series B Holders holding  a  majority  of the  Series B Common  Stock  held by the  Series B
     Holders,  shall be  entitled  to  designate  one member to the Board  (such member being the "Initial  Series B Director").  In addition,  effective on and after the Triggering Date, automatically, and without any action on the part of the  Corporation,  any holder of Series B Common Stock or any other person or  entity,  Series B Holders  holding a  majority  of the  Series B
     Common  Stock held by the Series B Holders  shall be entitled to  designate one  member to the Board to fill the  vacancy  in the Board  created by the absence of the Management Director (the "Additional Series B Director" and,
     together  with the Initial  Series B Director,  the "Series B  Directors"),
     such that after a Triggering  Event the Series B Holders  shall be entitled to appoint a total of 2 directors  to the Board.  Any Series B Director may only be  removed  with the vote or  written  consent  of  Series B  Holders holding  a  majority  of the  Series B Common  Stock  held by the  Series B
     Holders and such Series B Holders  shall be entitled to remove any Series B
     Director at their sole discretion. Only Series B Holders holding a majority of the Series B Common  Stock  held by the Series B Holders  shall have the right to designate  the  replacement  for any Series B Director upon his or her removal, resignation, incapacity or death.

          (c)  Mass  Mutual  Director.  On the  date  hereof  and for so long as
     MassMutual and any Person to whom MassMutual shall sell,  assign,  transfer or otherwise  convey its Series A Common Stock (the  "MassMutual  Holders")
     shall own securities of the Corporation possessing 5% or more of the voting power for the  election of  directors  of the  Corporation  or the right to receive  on  liquidation  of the  Corporation  at  least 5% in value of the assets distributed to holders of the Corporation's Common Stock, MassMutual
     Holders  holding  a  majority  of the  Series  A Common  Stock  held by the
     MassMutual  Holders  shall be entitled to designate one member to the Board
     (the "MassMutual  Director").  The MassMutual  Director may only be removed with the vote or written  consent of MassMutual  Holders holding a majority of the  Series A  Common  Stock  held by the  MassMutual  Holders  and such
     MassMutual  Holders shall be entitled to remove the MassMutual  Director at their sole  discretion.  Only MassMutual  Holders holding a majority of the
     Series A Common Stock held by the  MassMutual  Holders shall have the right to designate the  replacement  for any MassMutual  Director upon his or her removal, resignation, incapacity or death.

     1.3 Number of Directors.  Each of the Stockholders agrees to cast all votes to which such party is  entitled  in  respect of such  shares of capital  stock, whether at any annual or special  meeting,  by written consent or otherwise,  to ensure  that:  (a) until  such time as all  indebtedness  of the  Company to ARK pursuant  to the Credit  Agreement  shall have been paid in full,  the number of directors  constituting the entire Board shall be three and (b) after payment in full of all indebtedness of the Company to ARK pursuant to the Credit Agreement, if ARK shall have  exercised its Warrant,  the number of directors  constituting the entire Board shall be not more than five.

     1.4 Meetings of Directors.  The Board shall hold  meetings  quarterly or as otherwise determined by the Board.

     1.5 Indemnification. The Corporation shall at all times maintain provisions in the Certificate of Incorporation or By-laws  exculpating and indemnifying all of the members of the Board from and  against  liability  to the maximum  extent permitted under the laws of the state of its incorporation.

     1.6 Expenses.  The Corporation shall reimburse each member of the Board and each Management  Representative  for reasonable  out-of-pocket  travel and other similar expenses  incurred by each such member or Management  Representative  in connection with such member's or Management  Representative's  participation  in meetings of the Board and of its committees in accordance  with such  reasonable procedures as may be approved by the Board.

     2.  Certain  Voting  Rights.  As long  as the  Series  B  Common  Stock  is outstanding as a separate series,  each of the Stockholders agrees not to permit or cause the  Corporation,  without  the  affirmative  vote of the holders of at least  66-2/3%  of the  outstanding  shares  of  Series B Common  Stock  (voting together as a separate class), to take, or permit to occur, any of the following actions:

          (a) Amend, modify or waive any provision of Article IV or Article V of the  Corporation's  Certificate of Incorporation so as to alter the rights, preferences,  privileges,  restrictions  or  terms  of the  Series B Common
     Stock;

          (b) Increase the number of authorized  shares of Series B Common Stock or issue additional shares of Series B Common Stock;

          (c) Change the authorized number of directors  constituting the entire
     Board or the board of directors of any of its subsidiaries; or

          (d)  Authorize,  cause or  permit  the  Corporation  to  engage in any material transaction with an Affiliate of the Corporation.

     3.  Transfers of Securities.  No  Stockholder  shall directly or indirectly sell,  assign or otherwise  transfer (each, a "Transfer") any Securities  unless the  transferee  in such  Transfer  becomes  a party  to this  Agreement  by due execution  and  delivery  of a written  instrument.  No  person or entity  shall foreclose or otherwise  realize upon any pledge,  encumbrance or lien in respect of any  Securities  covered by this  Agreement  unless it or the  transferee  in connection with such  foreclosure or other  realization  becomes a party to this
Agreement by due execution and delivery of a written instrument.  This Section 3 shall  not  apply  to  any  Securities  Transferred  pursuant  to  an  effective registration statement filed with the Securities and Exchange Commission.

     4.  Notation  On Share  Certificates.  There  will be  endorsed  upon  each certificate for shares of the Corporation  held by the  Stockholders a statement in substantially the following form:

          "These  shares  are  subject  to  the  terms  and  conditions  of  the
          Stockholders  Agreement,  dated  August  6,  2002,  a  copy  of  which
          Agreement  will be furnished by the  Corporation to the holder of this certificate upon written request and without charge,  and these shares can only be  transferred  subject  to,  and in  accordance  with,  the provisions of such Agreement."

     5.  Successors  and  Assigns.  Except as  expressly  permitted  or required elsewhere in this Agreement,  this Agreement and the rights of a party hereunder may  not be  assigned,  and the  obligations  of a  party  hereunder  may not be delegated,  in whole or in part,  without the prior written consent of the other parties hereto.

     6.  Termination.  This  Agreement  shall  terminate  (a) upon  the  written agreement of the Corporation,  Series B Holders holding a majority of the Series
B Common  Stock  held by the  Series B  Holders,  MassMutual  Holders  holding a majority  of the Series A Common  Stock  held by the  MassMutual  Holders  and a majority of the Management  Representatives  agreeing to such  termination,  (b)
upon the filing of  proceedings  by the  Corporation  intended to  liquidate  or dissolve  the  Corporation  under any federal or state law, (c) upon the date on which the  Corporation  shall  consummate  an  initial  public  offering  of the
Corporation's  Common  Stock (i)  resulting  in  aggregate  net  proceeds to the
Corporation of not less than  $30,000,000,  (ii) with a public offering price of not less than $5.00 per share, and (iii)  immediately after which, the shares of the Corporation's  Common Stock are listed on a national  securities exchange or quoted on the  NASDAQ  National  Market  System,  (d) upon the date the Series B
Holders no longer have the right to  designate a Series B Director,  or (e) upon the date on which (i) all  indebtedness  of the  Company to ARK  pursuant to the
Credit  Agreement  shall  have  been  paid in full  and  (ii)  the  Warrant  has terminated without having been exercised by ARK.

     7. Governing  Law. This  Agreement  shall be subject to and governed by the substantive laws of the State of Delaware.  The parties hereto agree and consent to the personal  jurisdiction and service in venue in any federal or state court within the State of Delaware having subject matter jurisdiction, for purposes of any action, suit or proceeding arising out of or relating to this Agreement.

     8. No Third Party Beneficiaries.  Except as otherwise specifically provided herein,  nothing in this  Agreement  is intended to confer upon any person other than the parties hereto any rights or remedies.

     9.  Severability.  If any portion of this Agreement or the  applications in particular  circumstances shall for any reason be held by a judicial decision to be invalid and unenforceable,  the valid and enforceable provisions in those and other circumstances will continue to be given effect and bind the Stockholders.

     10. Entire  Agreement.  This document contains the entire Agreement between the parties  hereto with respect to the subject matter herein and supercedes and cancels all prior  agreements  among any or all of the parties.  No  variations, modifications,  or  changes  herein or hereof  shall be  binding  upon any party hereto  unless  set forth in a  document  duly  executed  by all of the  parties hereto.

     11.  Amendment and Waiver.  This  Agreement may not be amended or modified, nor any of its terms waived, except by a written instrument duly executed by the parties  hereto.  When  used  herein,  the term  "Agreement"  will  include  any amendments  or  modifications  made in accordance  herewith.  A waiver by either party of a breach of any provision of this Agreement by the other party,  or any right hereunder, will not be effective unless in writing and will not operate to waive or excuse any subsequent breach or to waive any other right.  Failure of a party to insist upon strict  compliance with any of the terms hereof will not be deemed a waiver of such right at any subsequent time.

     12.  Notices.  All notices,  statements,  instructions  or other  documents required to be given hereunder,  shall be in writing and shall be deemed to have been sufficiently given if (i) delivered  personally,  (ii) mailed by registered or certified  first-class mail,  postage prepaid with return receipt  requested,
(iii)  sent  by a  nationally  recognized  overnight  courier  service  or  (iv)
delivered by facsimile  transmission  which is confirmed in writing  pursuant to clauses  (i),  (ii) or  (iii)  above  at the  addresses  specified  below.  Each
Stockholder,  by written notice given to the Corporation in accordance with this
Section 11 may change the address to which notices, statements,  instructions or other  documents  are to be sent  to such  Stockholder,  which  information  the
Corporation shall provide to any Stockholder upon request.

                      If to the Corporation:

                           Progressive Software Holding, Inc.
                           61 Wilton Road
                           Westport, CT 06880
                           Attention:       Chief Executive Officer
                           Phone:   (203) 226-1144
                           Facsimile:       (203) 226-8806

                      with a required copy to:

                           Hinckley, Allen & Snyder LLP
                           1500 Fleet Center
                           Providence, RI 02903
                           Attention:       Stephen J. Carlotti, Esq.
                           Phone:   (401) 274-2000
                           Facsimile:       (401) 277-9600

                      If to the Series B Holders:

                           ARK CLO 2000-1, Limited
                           c/o Patriarch Partners, LLC
                           40 Wall Street
                           New York, New York  10005
                           Attention:       Ms. Lynn Tilton
                           Phone:   212-825-0550
                           Facsimile:       212-825

                     with a required copy to:

                           Richards Spears Kibe & Orbe
                           1 Chase Manhattan Plaza
                           New York, New York  10005
                           Attention:       Michael Friedman
                           Phone:   212-530-1846
                           Facsimile:       212-530-1801

                      If to the MassMutual Holders:

                           c/o David L. Babson &Company
                           1500 Main Street, Suite 2800
                           Springfield, MA 01115
                           Attention:       [___________]
                           Phone:   [___________]
                           Facsimile:       [___________]

                     with a required copy to:

                           [-----------]
                           [-----------]
                           Attention:       [___________]
                           Phone:   [___________]
                           Facsimile:       [___________]

                      If to the Management Parties:

                           Christopher Sebes
                           c/o Progressive Software, Inc.
                           6836 Morrison Boulevard, Suite 400
                           Phone:   704-295-7000
                           Facsimile:       704-295-7001

                           William Beebe
                           c/o Progressive Software, Inc.
                           6836 Morrison Boulevard, Suite 400
                           Phone:   704-295-7000
                           Facsimile:       704-295-7001

     13. Specific Enforcement. It is hereby agreed and acknowledged that it will be  impossible  to measure in money the  damages  that would be  suffered if the parties fail to comply with any of the  obligations  herein  imposed on them and that in the event of any such failure,  an aggrieved  party will be  irreparably damaged  and will not have an  adequate  remedy at law.  Any such  party  shall, therefore,  be entitled to injunctive  relief,  including  specific  performance
(without  the  requirement  of posting a bond or other  security  or any similar requirement),  to enforce  such  obligations  in addition to any other remedy to which it may be  entitled  at law or in  equity,  and if any  action  should  be brought in equity to enforce any of the  provisions of this  Agreement,  none of the parties  hereto shall raise the defense that there is an adequate  remedy at law and each of the parties hereto further agrees to waive any  requirement  for the  securing  or  posting of any bond in  connection  with  obtaining  any such injunctive or other equitable relief.

     14. Headings.  All headings are inserted herein for convenience only and do not form a part of this Agreement.

     15.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts,  each of  which  shall be  deemed  an  original,  but all of which together shall constitute one and the same instrument.

     16.  Agreement  to Perform  Necessary  Acts.  Each party to this  Agreement agrees to perform  any  further  acts and to execute  and  deliver  any  further documents  that may be reasonably  necessary to carry out the provisions of this
Agreement.

     17.  Definitions.  Capitalized  terms used but not otherwise defined herein
have  the  meanings   given  to  them  in  the   Corporation's   Certificate  of
Incorporation. In addition, the following terms have the meanings stated:

          (a) "Affiliate" has the meaning set forth in the Credit Agreement.

          (b) "Credit  Agreement"  means the Credit  Agreement,  dated as of the date hereof, among the Corporation, Progressive Software, Inc., ARK and the
     lenders party thereto

          (c) "Person" means an  individual,  a  corporation,  a partnership,  a limited liability company,  an association,  a trust or any other entity or organization.

          (d)  "Warrant"  means  ARK's  Warrant to  purchase  shares of Series B
     Common  Stock,  dated August 6, 2002,  originally  issued by the Company to
     ARK.

                     [signatures appear on following pages]

     IN WITNESS  WHEREOF,  the parties hereto have caused this  instrument to be duly executed on the date first written above.

PROGRESSIVE SOFTWARE HOLDING, INC.

By:  /s/ William A. Beebe
     _______________________________
     Name: William A. Beebe
     Title:Treasurer

Massachusetts Mutual Life Insurance Company

By: /s/ Richard C. Morrison
     _______________________________
     Name: Richard C. Morrison
     Title:Managing Director

MassMutual Corporate Investors

By: /s/ Richard C. Morrison
     _______________________________
     Name: Richard C. Morrison
     Title:Vice President

The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust,  dated September 13, 1985, as amended from time to time. The  obligations of such trust are not personally  binding upon, nor shall resort be had to the property of, any of the Trustees,  shareholders,  officers, employees or agents of such Trust, but the Trust's property only shall be bound.

Mass Mutual Participation Investors

By: /s/ Richard C. Morrison
     _______________________________
     Name: Richard C. Morrison
     Title:Vice President

The  foregoing  is executed  on behalf of  MassMutual  Participation  Investors, organized  under a  Declaration  of Trust,  dated April 7, 1988, as amended from time to time.  The  obligations  of such Trust are not binding  upon,  nor shall resort be had to the property of, any of the Trustees,  shareholders,  officers, employees  or agents of such  Trust  individually,  but the  Trust's  assets and property only shall be bound.

MassMutual Corporate Value Partners Limited

By: /s/ Richard C. Morrison
     _______________________________
     Name: Richard C. Morrison
     Title:Managing Director

ARK CLO 2000-1, Limited

By:  /s/ Lynn Tilton
     _______________________________
     Name:Lynn Tilton
     Title

MANAGEMENT PARTIES

/s/ William Beebe
----------------------------------
    William Beebe

/s/ Christopher Sebes
----------------------------------
    Christopher Sebes